Exhibit 21.01

List of Subsidiaries

The names of Under Armour, Inc.’s subsidiaries are omitted pursuant to Item 601(b)(21) of Regulation S-K because the subsidiaries, in the aggregate, do not constitute a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2007.